EXHIBIT 99.2

CTE Investor Relations

100 CTE Drive

Dallas, PA 18612-9774

INVESTOR NEWS

Contact:	David G. Weselcouch
Senior Vice President – Investor Relations and Corporate Communications (570) 631-2807

CTE Announces Pricing of $250 Million Convertible Notes

Dallas, PA – July 15, 2003 – Commonwealth Telephone Enterprises, Inc. (“CTE”) (Nasdaq: CTCO,CTCOB), today announced that it has entered into an agreement, subject to standard closing conditions, for the sale of $250 million of 3.25% convertible notes due 2023. CTE has granted the initial purchasers a 13-day option to purchase up to an additional $50 million of notes. CTE intends to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes, including acquisitions, debt retirement and potential common stock repurchases.

The notes will be convertible under certain circumstances into shares of CTE’s common stock at an initial conversion rate of 17.5439 shares per $1,000 principal amount of notes. This represents a conversion price of $57 per common share, or a conversion premium of 35.07%.

The notes will bear interest at 3.25% per annum payable semiannually. CTE will also pay contingent interest on the notes during any six month interest period beginning July 15, 2008, in which the trading price of the notes for a specified period of time equals or exceeds 120% of their principal amount.

Beginning July 18, 2008, CTE may redeem any of the notes at par plus accrued and unpaid interest. The holders of the notes may require CTE to redeem the notes on July 15, 2008, July 15, 2013, and July 15, 2018, or on the occurrence of certain designated events affecting CTE, at par plus accrued and unpaid interest.

The notes and the shares of common stock of CTE issuable upon the conversion of the notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About CTE

Headquartered in Dallas, PA, Commonwealth Telephone Enterprises, Inc., serves a growing base of business and residential customers with the full array of technologically advanced data and voice telecommunications products and services, including broadband data services and high-speed Internet access, delivered over its 100% digitally switched, fiber-rich network.

CTE’s primary operating segments are: Commonwealth Telephone Company (“CT”), the nation’s eighth largest publicly held independent rural local exchange carrier (“RLEC”), which has been operating in various rural Pennsylvania markets since 1897; and, CTSI, LLC (“CTSI”), an RLEC “edge-out” local exchange carrier operating outside CT’s territory, that formally commenced operations in 1997. CTE’s support businesses include epix® Internet Services, one of the northeast’s largest rural Internet Service Providers; and, Jack Flash®, a broadband data service that uses DSL technology to offer high-speed Internet access and digital connectivity solutions. Additionally, CTE operates two other support businesses that provide products, services and expertise to its CT and CTSI operations. These businesses are Commonwealth Communications, a provider of telecommunications equipment and facilities management services; and, CLD, a long-distance reseller.

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